Exhibit 10.2
APPENDIX AGREEMENT
This appendix Agreement (the “Agreement”) is dated as of December 9, 2022 between Timken Europe, 2, rue Timken 68000 Colmar France, registered under No Siret 775 757 487. 00050 (the “Company”) a branch of The Timken Company, and Andreas Roellgen (the “Employee”) and completely replaces and supersedes the appendix Agreement, dated July 18, 2016 between the Company and Employee (the “Prior Agreement”).
This agreement is an appendix to Mr. Roellgen’s employment contract signed with Timken Europe (formerly designated as Timken France) on September 1st 1997.
Recitals
WHEREAS, the Employee is a key employee of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;
WHEREAS, the Company wishes to induce its key employees to remain in the employment of the Company and to assure itself of stability and continuity of operations by providing severance protection to those key employees who are expected to make major contributions to the success of the Company and The Timken Company. In addition, the Company recognizes that a termination of employment may occur following a change in control in circumstances where the Employee should receive additional compensation for services theretofore rendered and for other good reasons, the appropriate amount of which would be difficult to ascertain. Hence, the Company has agreed to provide special payment in the event of a change in control of The Timken Company; and
NOW, THEREFORE, in consideration of the premises provided for in this Agreement, the Company and the Employee agree as follows:
1.Definitions:
These definitions are given for information purposes. They are applicable as long as the Employee effectively enjoys the benefits defined herein. In any case, these definitions do not create any supplementary rights for the Employee
1.1Base Salary: The term “Base Salary” shall mean the Employee’s annual gross base salary as in effect on the date this Agreement becomes operative, as the same may be increased from time to time.
1.2Board: The term “Board” shall mean the Board of Directors of The Timken Company.
1.3Change in Control: “Change in Control” means the occurrence during the Term of any of the following events:
(a)any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding Voting Stock of The Timken Company provided, however, that:
(i)for purposes of this Section 1.3(a), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of The Timken Company directly from The Timken Company that is approved by a majority of the Incumbent Directors, (B)

Exhibit 10.2
any acquisition of Voting Stock of The Timken Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of The Timken Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by The Timken Company or any Subsidiary, and (D) any acquisition of Voting Stock of The Timken Company by any person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 1.3(c) below;
(ii)if any person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of The Timken Company as a result of a transaction described in clause (A) of Section 1.3(a)(i) above and such person thereafter becomes the beneficial owner of any additional shares of Voting Stock of The Timken Company representing 1% or more of the then-outstanding Voting Stock of The Timken Company, other than in an acquisition directly from The Timken Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by The Timken Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;
(iii)a Change in Control will not be deemed to have occurred if a person is or becomes the beneficial owner of 30% or more of the Voting Stock of The Timken Company as a result of a reduction in the number of shares of Voting Stock of The Timken Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such person thereafter becomes the beneficial owner of any additional shares of Voting Stock of The Timken Company representing 1% or more of the then-outstanding Voting Stock of The Timken Company, other than as a result of a stock dividend, stock split or similar transaction effected by The Timken Company in which all holders of Voting Stock are treated equally; and
(iv)if at least a majority of the Incumbent Directors determine in good faith that a person has acquired beneficial ownership of 30% or more of the Voting Stock of The Timken Company inadvertently, and such person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such person beneficially owns less than 30% of the Voting Stock of The Timken Company, then no Change in Control shall have occurred as a result of such person’s acquisition; or
(b)a majority of the Board ceases to be comprised of Incumbent Directors; or
(c)the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of The Timken Company and of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction:
(i)the Voting Stock of The Timken Company outstanding immediately prior to such Business Transaction continues to represent

Exhibit 10.2
(either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), at least 51% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns The Timken Company and the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries),
(ii)no person (other than The Timken Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by The Timken Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and
(iii)at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(d)approval by the shareholders of The Timken Company of a complete liquidation or dissolution of The Timken Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 1.3(c).
The Company shall give the Employee written notice, delivered to the Employee in the manner specified in Section 9 hereof, of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.
1.4CIC Amount: The term “CIC Amount” shall mean an amount equal to the sum of:
(a)Two times the greater of: (i) the Employee’s Base Salary in effect immediately prior to the Employee’s Termination of Employment or (ii) the Employee’s Base Salary in effect immediately prior to the Change in Control;
plus,
(b)Two times the greater of (i) the Employee’s Incentive Pay for the year in which the Employee’s employment is terminated or (ii) the Employee’s Incentive Pay for the year in which the Change in Control occurred.
1.5Company Termination Event: The term “Company Termination Event” shall mean the Termination of Employment of the Employee by the Company or otherwise in any of the following events and prior to any Employee Termination Event:
(a)The Employee’s death; or
(b)For Cause. Termination of Employment shall be deemed to be for “Cause” only if compliant with French laws and based on the fact that the Employee has done any of the following:

Exhibit 10.2
(i)An intentional act of fraud, embezzlement or theft in connection with the Employee’s duties with the Company;
(ii)Intentional wrongful disclosure of secret processes or confidential information of the Company, or The Timken Company or a Company subsidiary ; or
(iii)Intentional wrongful engagement in any Competitive Activity which would constitute a material breach of the Employee’s duty of loyalty to the Company.
For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in or not opposed to the best interest of the Company.
1.6Competitive Activity: The term “Competitive Activity” shall mean the Employee’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.
For the purposes of this Agreement, the enterprise will be considered to engage in direct competition with the Company if it performs the following competitive activities: the design, manufacture, marketing and/or sale of bearings, gearboxes, transmissions, chains, belts and/or related products and services.
1.7Employee Termination Event: The term “Employee Termination Event” shall mean the Termination of Employment of the Employee (including a decision to retire under the requirements provided by French law and the applicable collective bargaining agreement if eligible) by the Employee in any of the following events:
(a)A determination by the Employee made in good faith that upon or after the occurrence of a Change in Control:
(i)a material reduction in the nature or scope of the responsibilities, authorities or duties of the Employee attached to the Employee’s position held immediately prior to the Change in Control has occurred; or
(ii)a change of more than 100 kilometers has occurred in the location of the Employee’s principal office immediately prior to the Change in Control;
(b)A material reduction by the Company in the Employee’s Base Salary upon or after the occurrence of a Change in Control;

Exhibit 10.2
For purposes of this Agreement, the amount of any reduction in annual base salary elected by the Employee shall be included in the determination of Base Salary; or
(c)An action or inaction that constitutes a material breach by the Company of this Agreement upon or after the occurrence of a Change in Control.
Notwithstanding the foregoing, no Termination of Employment by the Employee will be an Employee Termination Event unless (x) the Employee gives the Company notice of the existence of a condition described in subsection (a), (b), or (c), above within 90 days of the initial existence of such condition, and (y) the Company does not remedy such condition described in clause (a), (b), or (c) above, as applicable, within 30 days of receiving the notice described in the preceding clause (x), and (z) the Employee terminates employment within 2 years after the initial existence of a condition described in subsection (a), (b), or (c), above.
1.8French Severance Payments: The term “French Severance Payments” shall mean an amount equal to the total mandatory gross severance payments to be paid to the Employee in case of termination pursuant to the French legal provisions, any contractual provisions as well as pursuant to the collective bargaining agreements either national or company-wide applicable to the employment relationship between, the Employee and the Company, including notice period indemnity paid in lieu (i.e., when the notice period is not worked).
1.9Incentive Pay: The term “Incentive Pay” shall mean an annual amount equal to the target annual amount of Incentive Payments payable to the Employee. However, for purposes of Section 4.2 for a Termination of Employment other than in the Limited Period, Incentive Pay shall mean an amount equal to the annual incentive amount actually paid, based on the attainment of pre-established goals, and subject to the generally applicable terms of the Senior Executive Management Performance Plan or similar or successor plan for the calendar year in which the Termination Date occurs.
1.10Incentive Payments: The term “Incentive Payments” shall mean any cash incentive compensation paid based on an annual performance period (whether pursuant to the Company’s Senior Executive Management Performance Plan or any successor similar plan or through any other means).
1.11Incumbent Directors: The term “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of The Timken Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by The Timken Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of The Timken Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
1.12Limited Period: The term “Limited Period” shall mean that period of time commencing on the date of a Change in Control and continuing for a period of three years.
1.13Notice of Termination: The term “Notice of Termination” shall mean a written notice compliant with French law requirements.

Exhibit 10.2
1.14Agreement Amount: The term “Agreement Amount” shall mean an amount equal to the sum of:
(a)One times the Employee’s Base Salary in effect immediately prior to the Employee’s Termination of Employment; plus
(b)One times an amount equal to the Employee’s Incentive Pay for the year in which the Employee’s employment is terminated.
1.15Subsidiary: The term “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which The Timken Company directly or indirectly beneficially owns 50% or more ownership or other equity interest.
1.16Termination Date: The term “Termination Date” shall mean the effective date of the Employee’s Termination of Employment with the Company, i.e. the end of his notice period.
1.17Termination of Employment: The term “Termination of Employment” means termination of employment compliant with French law requirements.
1.18Voting Stock: The term “Voting Stock” means securities entitled to vote generally in the election of directors.
2.Operation of Agreement: This Agreement shall be effective immediately upon its execution.
3.Conditions during the Limited Period: During the Limited Period:
(a)the Employee shall remain in the same or better office and position in the Company (or a successor thereto) or any Subsidiary that the Employee held immediately prior to the Change in Control;
(b)if the Employee was a Director of the Company immediately prior to a Change in Control, the Employee shall remain a Director of the Company (or a successor thereto);
(c)(i) the Company shall continue in effect without a material negative change to any compensation or benefit plan in which the Employee participated immediately prior to the Change in Control and, as applicable, the Company shall continue Employee’s participation in any such compensation or benefit plan; (ii) neither the Company nor its Subsidiaries shall take any action that would directly or indirectly materially reduce any of the benefits of any compensation or benefit plan enjoyed by the Employee at the time of the Change in Control; (iii) the Employee shall continue to be entitled to no less than the same number of paid vacation days to which the Employee was entitled immediately prior to the Change in Control, based on years of service with the Company or its Subsidiaries in accordance with the normal vacation policy, in effect immediately prior to the Change in Control, of the Company or any of its Subsidiaries that employ Employee immediately prior to the Change in Control, and (iv) neither the Company nor any of its Subsidiaries shall take any other action which would materially adversely change the conditions or perquisites of the Employee’s employment as in effect immediately prior to the Change in Control; and

Exhibit 10.2
(d)the termination of Employee’s employment by the Company or its Subsidiaries shall only be effected pursuant to a Notice of Termination satisfying the requirements of the French law and applicable collective bargaining agreements.
Employee acknowledges that if the Company fails to fulfill any of its obligations under this Section 3, Employee’s only recourse is to cause such failure to be considered an Employee Termination Event if the breach is considered a material breach of this Agreement and Employee’s damages will be limited to the payments provided for in Section 4, as applicable.
4.Severance Compensation: The Severance Compensation will exclusively be governed by the French regulations and collective bargaining agreements either national or company-wide. The purpose of this Agreement is to provide a supplement to the French Severance Payments that may result from a change in control (CIC) resulting in a termination of the employment contract of the Employee. Under these circumstances and provided that all requirements provided in this Agreement are complied with, the Company will provide an additional payment to cover the difference between the Agreement Amount or the CIC Amount provided in this Agreement and the French Severance Payments. If the French Severance Payments would be in excess of the Agreement Amount or the CIC Amount, no payment would be made to the Employee pursuant to this Agreement, other than any payment pursuant to Section 6 of this Agreement.
4.1Severance Compensation:
(a)If the Employee experiences a Termination of Employment during the Limited Period because the Company terminated the Employee’s employment during the Limited Period other than pursuant to a Company Termination Event, or because the Employee voluntarily terminated the Employee’s employment during the Limited Period pursuant to an Employee Termination Event, then the Company shall pay as severance compensation to the Employee a lump sum cash payment equal to the difference between the CIC Amount and the French Severance Payments. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 90 days prior to the date on which the Change in Control occurs, the Employee experiences a Termination of Employment because the Company terminated the Employee’s employment, such Termination of Employment will be deemed to be a Termination of Employment during the Limited Period for purposes of this Agreement if the Employee has reasonably demonstrated that such Termination of Employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or in anticipation of a Change in Control. In the event the Employee is entitled to the benefits under this Agreement as a result of the preceding sentence, then the 60-calendar-day period specified in Section 4.1(c) shall be deemed to commence on the date on which the Employee receives the notice contemplated by the last sentence of Section 1.3 hereof.
(b)If the Employee experiences a Termination of Employment because the Company has terminated the Employee’s employment, the Company shall pay as compensation to the Employee a lump sum cash payment equal to the difference between the Agreement Amount and the French Severance Payments unless the Termination of Employment occurs:
(i)during the Limited Period, or

Exhibit 10.2
(ii)pursuant to a Company Termination Event, or
(iii)for reasons of (A) criminal activity or (B) willful misconduct (“faute lourde”) or gross negligence (“faute grave”) in the performance of the Employee’s duties, or
(c)The payment of the Severance Compensation required by this Section 4.1 shall be made to the Employee within 60 calendar days after the Termination Date. In no event will the Employee have a right to designate the taxable year of any such payment.
(d)The Severance Compensation are gross amounts and therefore will be subject to all applicable social security contributions and taxes (employee’s part) that may need to be withheld by the Company.
4.2Compensation through Termination: If the Employee experiences a Termination of Employment, the Company shall pay the Employee any gross base salary that has accrued but is unpaid through the Termination Date. If the Employee experiences a Termination of Employment because the Employee’s employment is terminated by the Company other than for Cause, the Company shall pay the Employee an amount equivalent to the Incentive Pay for the calendar year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs that have expired prior to the Termination Date and the denominator of which is three hundred sixty-five. Such payment shall be made, in the case of a Termination of Employment during the Limited Period, in accordance with the provisions governing payment of the Severance Compensation under Section 4.1(c), and in the case of a Termination of Employment other than during the Limited Period, in the year following the year in which the Termination Date occurs but no later than March 15th of such year.
4.3Offset: To the full extent permitted by applicable law, the Company retains the right to offset against the Severance Compensation otherwise due to the Employee hereunder any amounts then owing and payable by such Employee to the Company or any of its affiliates.
4.4Interest on Overdue Payments: Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis, the Company shall pay interest on the amount thereof at the annualized rate of interest provided by French law.
4.5Continuation of Certain Benefits.
(e)If the Company terminates the Employee’s employment during the Limited Period other than pursuant to a Company Termination Event, or if the Employee voluntarily terminates the Employee’s employment during the Limited Period pursuant to an Employee Termination Event, then the Employee, and the Employee’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental and vision plans for which the Employee was eligible immediately prior to the Employee’s Termination Date, until the earlier of (i) Employee’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) twelve (12) months following the termination of Employee’s employment as provided by French law (the “CIC Benefit Continuation Period”). The Employee’s continued participation in the Company’s medical, dental, and vision plans shall be on the terms not less

Exhibit 10.2
favorable than those in effect for actively employed key employees of the Company and will be supported fully by the Company.
(f)If the Company terminates the Employee’s employment other than during the Limited Period and other than (i) pursuant to a Company Termination Event; (ii) for reasons of (A) criminal activity or (B) willful misconduct (“faute lourde”) or gross negligence (“faute grave”) in the performance of the Employee’s duties, then the Employee, and the Employee’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental and vision plans for which the Employee was eligible immediately prior to the Employee’s Termination Date, until the earlier of (x) Employee’s eligibility for any such coverage under another employer’s or any other medical plan or (y) 12 month period following the termination of Employee’s employment pursuant to French law (the “Severance Benefit Continuation Period”). The Employee’s continued participation in the Company’s medical, dental and vision plans shall be on the terms not less favorable than those in effect for actively employed key employees of the Company and will be supported fully by the Company.
5.No Obligation to Mitigate Damages: The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as provided in Sections 4.5(a) and 4.5(b), shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Termination Date, or otherwise.
6.Confidential Information; Covenant Not To Compete:
6.1The Employee acknowledges that all trade secrets, customer lists and other confidential business information are the exclusive property of the Company and of The Timken Company. The Employee shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) disclose such trade secrets, customer lists, or confidential business information without the prior written consent of the Company. The Employee also shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) directly or indirectly, or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company any person(s) employed by the Company. The Employee recognizes that any violation of this Section 6.1 and Section 6.2 is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Employee consents to the entry of injunctive and other appropriate equitable relief by a court of competent jurisdiction, after notice and hearing and the court’s finding of irreparable harm and the likelihood of prevailing on a claim alleging violation of this Section 6, in order to protect the Company’s rights under this Section. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity.
6.2The Employee recognizes that the duties to be performed by him under the terms of his Employment Contract as amended by the Agreement, give him access to important confidential information and documents on the activities and the customers of the Company and of the group of companies to which it belongs. Consequently, the Parties have agreed to insert the present Covenant Not To Compete obligation, it being understood that the only purpose of the restriction on the Employee’s professional activities upon termination of his duties is to safeguard the legitimate interests of the Company and does not have for object, nor for consequence, to prevent the Employee from performing his professional activity, which the Employee expressly acknowledges.

Exhibit 10.2
6.3Taking into account his duties, the Employee undertakes for a period of time of 12 months beginning upon the Termination Date and ending upon the first anniversary of the Termination Date (i.e., when the notice period is worked, from the end of the notice period or from the date on which the notice period is interrupted or, when the notice period is not worked, from the date of notification of the dismissal or of the resignation), for any reason whatsoever, to (a) refrain from engaging or participating, directly or indirectly, through any person or legal entity in which the Employee may have any interest (whether as key management employee, officer, director, shareholder, partner, employee, owner or otherwise) in any Competitive Activity, as defined in Section 1.6 or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the term of this Agreement, if the Employee had any direct responsibility for such customer while employed by the Company.
6.4In consideration for this commitment not to compete as set forth above, the Employee will receive, during the term of this obligation, a special monthly gross indemnity equal to 5/10th of the average monthly salary including any contractual benefits and gratifications received by the Employee over the course of the past twelve months of presence within the Company.
However, in case of dismissal and if the Employee has not found a new employment, the special monthly indemnity as described in the previous paragraph will be increased to 6/10th of the above mentioned average monthly salary including any contractual benefits and gratifications, for the period of implementation of the present Covenant Not To Compete.
6.5The undertaking mentioned in this Article will geographically concern the European Union and the United States of America. Because the business activities of the Company and The Timken Company, as well as the responsibilities of the Employee, are global, the Employee acknowledges that the geographic area covered by this undertaking is reasonable, fair and required to protect the Company’s interests.
6.6The special monthly indemnity amounts described in Section 6.4 are gross amounts and therefore will be subject to all applicable social security contributions and taxes (employee’s part) that may need to be withheld by the Company. In addition, to the full extent permitted by applicable law, the Company retains the right to offset against the amounts otherwise due to the Employee hereunder any amounts then owing and payable by such Employee to the Company or any of its affiliates.
6.7The Company will have the unilateral right, which is expressly acknowledged by the Employee, to waive compliance by the Employee with this Covenant Not To Compete or to reduce the term thereof, at any time during the performance of the Agreement, and (i) at the latest upon notification of termination of contract to the Employee or by the Employee, in case of exemption of work during notice period; (ii) in all other cases, within an eight (8) day-period following notification of termination of the employment contract to the Employee or by the Employee. In the event compliance is waived or the term is reduced, the amounts otherwise due to the Employee under Section 6.4 shall also be eliminated or reduced proportionally.
7.Nondisparagement: The Employee agrees that the Employee shall not, unless compelled by a court or governmental agency, make, or cause to be made, any statement or communication regarding the Company, its subsidiaries or affiliates to any third parties that disparages the reputation or business of the Company or any of its subsidiaries or affiliates; provided, however, that such restriction shall not apply to statements or communications made in good faith in the fulfillment of the Employee’s duties with the Company; and provided, further, that such restriction shall cease to apply and shall be of no further force and effect from and after the occurrence of a Change in Control.

Exhibit 10.2
8.Successors, Binding Agreement and Complete Agreement:
8.1Successors: The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to assume and agree to perform this Agreement.
8.2Binding Agreement: This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representative, executor, administrators, successors, heirs, distributees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
8.3Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.
9.Notices: For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by letter, return receipt requested, postage prepaid, addressed as indicated below, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
If to the Company:    Timken Europe
2, rue Timken
68000 COLMAR
FRANCE
If to the Employee:    Andreas Roellgen
Schloßstraße 1
79258 Hartheim am Rhein
Germany
10.Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of France.
11.Miscellaneous: No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
12.Validity: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

Exhibit 10.2
13.Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
14.Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company.
15.Withholding of Taxes: The Company may withhold from any amount payable under this Agreement all social contributions and taxes as shall be required pursuant to any law or government regulation or ruling.
16.Non-assignability: This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations, hereunder, except as provided in Sections 8.1 and 8.2 above. Without limiting the foregoing, the Employee’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Employee’s will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
17.Termination of Agreement: The term of this Agreement (the “Term”) shall commence as of the date hereof and shall expire on the close of business on December 31, 2023; provided, however, that (i) commencing on January 1, 2024 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Employee shall have given notice that it or the Employee, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Limited Period; and (iii) subject to Section 4.1, if the Employee ceases for any reason to be a key employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 17, the Employee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Employee’s employment between the Company and any Subsidiary, or among any Subsidiaries.
18.Language of the Agreement. The present Agreement is drafted in French and in English. However, the English version was drafted only for mutual understanding purposes between the Parties during the negotiation of the clauses of the Agreement. Therefore, in compliance with French law which is applicable to the Employment Contract, the Parties acknowledge that only the French version of the present Amendment shall be enforceable between them.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.
By:    /s/ Andreas Roellgen
Employee
By:    /s/ Laurent Castanier
Timken Europe